Pricing Supplement No.  4                    Filed under Rule 424(b)(2)
Dated:   June 13, 1997                       Registration File No.  33-51865
(To Prospectus dated November 8, 1996 and                          333-14257
Prospectus Supplement dated May 9, 1997.)

                             Lowe's Companies, Inc.
                          Medium-Term Notes, Series B

Principal Amount:          $10,000,000.00     Floating Rate Notes:  N/A
                                               Interest Rate Basis:
Interest Rate:                                   N/A  CD Rate
  X  Fixed           Floating                    N/A  Commercial Paper Rate
Interest Rate (if fixed rate):       7.59%       N/A  Federal Funds Rate
                                                 N/A  LIBOR
Maturity Date:              June 18, 2027        N/A  Treasury Rate
                                                 N/A  Prime Rate
Issue Price (as a percentage                     N/A  Other (see attached):
  of principal amount):            100.00     Index Maturity:  N/A
                                              Spread:  N/A
Agent's Discount                              Spread Multiplier:  N/A
   or Commission:              $75,000.00     Maximum Interest Rate:  N/A
Net Proceeds to                               Minimum Interest Rate:  N/A
  the Company:              $9,925,000.00     Initial Interest Rate:  N/A
                                              Interest Reset Period:  N/A
Settlement Date:            June 18, 1997     Interest Reset Dates:  N/A
Form of Note:                                 Interest Payment Period:  N/A
   X   Book                                   Interest Payment Dates:  A/S
Other:                                        Regular Record Dates:  A/S

Redemption:

   (X)  The Notes cannot be redeemed prior to the Maturity Date
   ( )  The Notes may be redeemed prior to the Maturity Date.
   Redemption Commencement Date:
   Redemption Periods:
   Redemption Prices:

Optional Repayment:

   (X)  The Notes cannot be repaid prior to the Maturity Date.
   ( ) The Notes can be repaid prior to the Maturity Date at the option of the holder of the notes.
   Optional Repayment Dates:
   Optional Repayment Prices:  Par

     As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement and other Pricing Supplements of this date relate) is $135,000,000.00.

     "N/A" as used herein means "Not Applicable". "A/S" as used herein means "As stated in the Prospectus Supplement referred to above".


                      Morgan Stanley & Co. Incorporated